Exhibit 10.20

NANOMETRICS INCORPORATED

PIERRE-YVES LESAICHERRE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of November 27, 2017 by and between Nanometrics Incorporated (the “Company”) and Pierre-Yves Lesaicherre (“Executive”), effective as of November 27, 2017 the date hereof (the “Effective Date”).

WHEREAS, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services, and Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the possibility of Executive’s involuntary termination without Cause (as defined herein) or Resignation for Good Reason (as defined herein), including in connection with a Change of Control (as defined herein), can result in significant distractions to the Executive;

WHEREAS, the Compensation Committee considers the service of Executive to be in the best interest of the Company and its stockholders and desires to assure the services of the Executive on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest, and to provide the Executive with reasonable compensation and benefit arrangements upon Executive’s involuntary termination without Cause or resignation for Good Reason, including in connection with a Change of Control;

NOW, THEREFORE, the parties hereby agree as follows:

1.Duties and Scope of Employment.

(a)Position and Duties. Executive will serve as Chief Executive Officer and President, reporting to the Board. Executive will render such business and professional services in the performance of their duties, consistent with Executive’s position within the Company, as will reasonably be assigned to by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)Board of Directors.  During Executive’s service as Chief Executive Officer and President, Executive shall serve as a member of the Board, so long as Executive is so nominated and elected to so serve and subject to the Company’s corporate governing documents.  Executive will not be an independent Board member, and will not serve on any Board committees.

(c)Obligation. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.

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2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without Cause or advance notice, by either of the Company or Executive. However, as described in this Agreement, Executive may be eligible for severance benefits depending upon the circumstances of Executive’s termination of employment.

3.Compensation.

(a)Base Salary. As of the Effective Date, the Company will pay Executive salary at the annual rate of $550,000.00 as compensation for services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b)Sign-On Advance.  Executive will receive a sign-on advance in the amount of $100,000, subject to standard payroll deductions and withholdings, payable within thirty (30) days after Executive’s employment start date (the “Sign-On Advance”).  The Sign-On Advance will be considered earned only if Executive successfully completes one (1) year of continuous employment with the Company.  If within Executive’s first year of employment with the Company: (i) Executive resigns his employment without Good Reason, or (ii) the Company terminates Executive’s employment for Cause, then Executive agrees to pay back the entire amount of the Sign-on Advance within ten (10) days after Executive’s employment termination date.

(c)Annual Incentive.  Beginning in 2018, Executive shall be eligible to earn an annual bonus (the “Performance Bonus”) pursuant to the Company’s annual Executive Performance Bonus Plan (or a successor plan) with a target annual bonus equal to one hundred percent (100%) of Base Salary.  The actual earned cash incentive payable to Executive for any performance period will depend on the extent to which applicable performance goals set by the Compensation Committee are achieved, as determined by the Compensation Committee in its sole discretion.  No amount of Performance Bonus is guaranteed, and Executive must be an employee on the Performance Bonus payment date to be eligible to receive a Performance Bonus for such bonus period; no partial or prorated bonuses will be provided.  The Performance Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.  For fiscal year 2017, Executive shall be eligible for a Performance Bonus in the target amount of $550,000, prorated for Executive’s dates of employment during 2017, and determined in the sole discretion of the Board or the Compensation Committee of the Board based on Executive’s performance in 2017.

(d)Equity Incentives. Subject to the approval of the Compensation Committee and the terms of the 2005 Equity Plan, as amended, and subject to Executive being employed by the Company as of the date of grant, Executive will receive the following grants of equity awards:

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RSUs with a grant date value of $1,625,000 (but which shall in no event result in Executive receiving more than 62,500 shares) (the “Initial RSUs”), which shall vest annually in three equal installments on each of the first three anniversaries of the grant date, assuming Executive’s continued employment with the Company through each such date;

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PRSUs with a grant date target value of $1,625,000 (but which shall in no event result in Executive receiving more than 62,500 shares), which shall vest based on the satisfaction of both time- and performance-based conditions as follows: (A) satisfaction of the time-based vesting condition shall require Executive’s continued employment with the Company through the second anniversary of the grant date (with respect to 2/3 of the PRSUs) and the third anniversary of the grant date (with respect to 1/3 of the PRSUs); and (B) satisfaction of the performance-based vesting condition shall be based on Company stock performance relative to a group of peer companies over the performance periods ending prior to each such vesting date, as specified in the PRSU agreement;

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in 2018, grants as part of the annual grant process for all executives as follows: (A) RSUs with a grant date value of $695,000 (but which shall in no event result in Executive receiving more than 125,000 shares), vesting annually in three equal installments on each of the first three anniversaries of the grant date, assuming Executive’s continued employment with the Company through each such date; (B) PRSUs with a grant date target value of $695,000 (but which shall in no event result in Executive receiving more than 125,000 shares), vesting annually in three equal target installments, assuming Executive’s continued employment with the Company through each such date, and subject to adjustment based on the extent to which the performance metrics are achieved as of each vesting date, as specified in the PRSU agreement.  Such performance metrics shall be established at the time of grant.

The equity awards described above shall be granted pursuant to the relevant forms of award agreement used by the Company, and the number of shares shall in each case be determined by dividing the dollar value set forth above with respect to such award by the 30-day trailing average Company stock price as of the date of grant.

(e)Employee Benefits. During the Employment Term, Executive will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to other executive officers and employees of the Company, including basic health coverage and the Executive Health Care Plan (so long as such is available to senior executives), as such plans, policies and arrangements may exist or be amended from time to time and in accordance with their terms. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(f)Car Allowance.  Executive will be eligible to receive a car allowance in the amount of $1,200 per month (prorated for any partial months of employment service), subject to any applicable taxes.

(g)401(k) Match.  Executive will be eligible for a 401(k) match pursuant to the Company’s 401(k) policy as applicable to executive employees.

4.Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with applicable law and the Company’s expense reimbursement policy as in effect from time to time.

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5.Severance.

(a)Covered Termination Severance Benefits (Not in connection with Change in Control).

i.Covered Termination Severance Benefits.  Upon a Covered Termination, and subject to the limitations and conditions set forth in this Agreement, including Executive’s timely provision of an effective Release and satisfaction of all other conditions set forth in Section 6, Executive shall be eligible to receive the benefits set forth in this Section 5(a) (in addition to the Accrued Obligations).

ii.Salary Continuance.  Executive shall receive, as severance, an amount equal to twelve (12) months of Executive’s monthly Base Salary rate, payable in equal installments over twelve (12) month period following the Termination Date in accordance with the Company’s payroll schedule then in effect, provided that (i) the payments shall commence on the first regularly scheduled payroll pay date following the effective date of the Release, (ii) the first payment shall be a “catch up” payment to include the total amount that Executive would have received as of such date if these payments had commenced with the first payroll pay date following the Termination Date, and (iii) such payment schedule is subject to any delay in payment required by Section 7(e).

iii.Bonus Severance Payment.  Executive shall receive an additional severance payment in an amount equal to 100% of Executive’s target annual bonus in effect for the fiscal year in which the Termination Date occurs, paid on the first regular payroll date following the effective date of the Release subject to any delay in payment required by Section 7(e).

iv.Health Continuation Coverage.

1.Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such continued health, dental, or vision plan coverage following the date of the Covered Termination for up to twelve (12) months (such period, the “COBRA Payment Period”) but in no event after such time as Executive and Executive’s dependents are no longer eligible for COBRA coverage.  Such coverage shall be counted as coverage pursuant to COBRA.  If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the period that the Company makes premium payments hereunder, Executive will be responsible for the entire payment of such premiums required under COBRA for the remainder of the applicable COBRA period.

2.For purposes of this Section 5(a)(iv) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

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3.Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect or are eligible for COBRA continuation coverage (the “Health Care Benefit Payment”).  The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer.  The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period.

v.Initial RSU Vesting Acceleration.  In the event that the Covered Termination occurs prior to the second (2nd) anniversary of the grant date of the Initial RSUs, then the Initial RSUs shall accelerate vesting in full, effective as of the Covered Termination date.

(b)	Change in Control Severance Benefits.

i.Change in Control Severance Benefits.  Upon a Change in Control Termination, and subject to the limitations and conditions set forth in this Agreement, including Executive’s timely provision of an effective Release and satisfaction of all conditions set forth in Section 6, Executive shall be eligible to receive the benefits set forth in this Section 5(b) (in addition to the Accrued Obligations).

ii.Salary Continuance.  Executive shall receive, as severance, an amount equal to eighteen (18) months of Executive’s monthly Base Salary rate, payable in equal installments over the eighteen (18) month period following the Termination Date in accordance with the Company’s payroll schedule then in effect, provided that (i) the payments shall commence on the first regularly scheduled payroll pay date following the effective date of the Release, (ii) the first payment shall be a “catch up” payment to include the total amount that Executive would have received as of such date if these payments had commenced with the first payroll pay date following the Termination Date, and (iii) such payment schedule is subject to any delay in payment required by Section 7(e).

iii.Bonus Severance Payment.  Executive shall receive an additional severance payment in an amount equal to 100% of Executive’s target annual bonus in effect for the fiscal year in which the Termination Date occurs, paid on the first regular payroll date following the effective date of the Release, subject to any delay in payment required by Section 7(e).

iv.Health Continuation Coverage.

1.Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay the applicable premiums

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(inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the Termination Date) for such continued health, dental, or vision plan coverage following the Termination Date for up to eighteen (18) months (such period, the “CIC COBRA Payment Period”) but in no event after such time as Executive and Executive’s dependents are no longer eligible for COBRA coverage.  Such coverage shall be counted as coverage pursuant to COBRA.  If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the period that the Company makes premium payments hereunder, Executive will be responsible for the entire payment of such premiums required under COBRA for the remainder of the applicable COBRA period.

2.For purposes of this Section 5(b)(iv), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

3.Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect or are eligible for COBRA continuation coverage (the “CIC Health Care Benefit Payment”).  The CIC Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer.  The CIC Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the CIC COBRA Payment Period.).

v.Equity Awards.  Executive shall receive the following benefits with respect to the Executive’s equity awards.

1.The vesting and exercisability of all outstanding options to purchase the Company’s common stock, stock appreciation rights, stock units or other equity rights with respect to the Company granted to Executive pursuant to any equity incentive plan of the Company which would otherwise have vested conditioned solely upon Executive’s continued services with the Company shall accelerate vesting in full.

2.Any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable pursuant to any equity award granted to Executive pursuant to any equity incentive plan of the Company which would otherwise have lapsed conditioned solely upon Executive’s continued services with the Company shall lapse in full.

3.Any equity awards granted to Executive pursuant to any equity incentive plan of the Company which would otherwise vest based on attainment of performance criteria (“Performance Awards”) will either: (i) not be subject to acceleration of vesting pursuant to this Agreement if the terms of such Performance Awards supersede this

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Agreement, or (ii) if the terms of such Performance Awards do not supersede this Agreement, such Performance Awards will accelerate vesting in full; provided however, that if such Performance Awards have multiple vesting levels depending on the level of performance, such Performance Awards will accelerate vesting at the “target level.”

4.If Executive is unable to exercise all or a portion of any exercisable equity awards granted to Executive pursuant to any equity incentive plan of the Company during the applicable post Termination Date exercise period due to a contractual, legal or regulatory restriction that prohibits the exercise of such Company’s equity awards, the exercise period of such equity awards shall be automatically extended for an additional ninety (90) days following the termination of such contractual, legal or regulatory restriction; provided, however that in no event will such exercise period be extended beyond the maximum permitted contractual term for such equity awards and nothing herein is intended to prohibit earlier cancellation or termination of such equity awards in connection with a Change in Control in which such exercisable awards are not assumed, substituted or continued.

6.	Limitations and Conditions on Benefits.

(a)Rights Conditioned on Compliance.  Executive’s rights to receive any or all severance benefits described in Section 5 (other than the Accrued Obligations) shall be conditioned upon and subject to Executive’s compliance with all the limitations and conditions on benefits as described in this Section 6.  Executive acknowledges and agrees that Executive’s obligations under this Section 6 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement.  Accordingly, Executive agrees that Executive will forfeit, effective as of the date of any breach or failure to comply with any of Executive’s continuing obligations under this Section 6, any right, entitlement, claim or interest in or to any then unpaid portion of the severance payments or benefits provided in Section 5.

(b)Resignation of all Company Positions on Termination Date.  No later than the Termination Date, and prior to the provision or payment of any benefits under this Agreement on account of such Covered Termination or Change in Control Termination, as applicable, Executive must resign from all positions that Executive holds with the Company, including any Board position, unless otherwise requested by the other Board members.

(c)Release Prior to Payment of Benefits.  Prior to the provision or payment of any benefits under this Agreement on account of a Covered Termination or Change in Control Termination, as applicable, Executive must execute a general waiver and release of all known and unknown claims in substantially the form attached hereto as Exhibit A (or in such other form as may later be specified by the Company) (the “Release”), and such release must become effective in accordance with its terms, but in no event later than sixty (60) days following the Termination Date (the “Release Deadline”).  No amount shall be paid under this Agreement prior to the effective date of the Release.  The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release.  Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under Executive’s written confidentiality or proprietary information agreement (or any successor agreement thereto) and any similar obligations under applicable law.  It is understood that, as

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specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release.  If Executive does not execute such Release within the applicable period, Executive shall have no further rights, title or interests in or to any severance benefits or payments pursuant to, this Agreement.  It is further understood that if Executive is aged 40 years old or older at the time of a Change in Control Termination or a Covered Termination, as applicable, Executive may revoke the applicable Release in writing within seven (7) calendar days after its execution by Executive.  If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Covered Termination or Change in Control Termination, as applicable.

(d)Return of Company Property.  Not later than the Termination Date (unless earlier requested or otherwise agreed by the Company in writing), Executive shall return to the Company all documents (and all copies thereof) and other property and information belonging to the Company that Executive has in his or her possession or control.  The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  Executive agrees to make a diligent search to locate any such documents, property and information.  If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date (or within such other timing as provided in writing by the Company), Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems without retention of any reproductions.  Executive agrees to provide the Company access to Executive’s personally owned computer, server or e-mail systems as requested to verify that the necessary copying and/or deletion is done.

(e)Cooperation and Continued Compliance with Proprietary Information Obligations.

i.From and after the Termination Date, Executive shall cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company).  Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony.  Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to,

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subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs.

ii.From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of Executive’s written confidentiality or proprietary information agreement (and any other comparable agreement signed by Executive), in accordance with its terms.

(f)Survival.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.	Tax Treatment, Reductions and Offsets

(a)	Parachute Payments.

i.If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount set forth in clause (x) or (y), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for Participant.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

ii.Notwithstanding any provision of this Section 5.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be eliminated before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A of the Code shall be reduced before Payments that are not "deferred compensation" within the meaning of Section 409A of the Code.

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iii.The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5.1.  If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.  Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

iv.If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5.1(a) and the Internal Revenue Service determines thereafter that some portion of the Payment (after reduction pursuant to clause (x) of Section 5.1(a)) is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5.1(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(b)Certain Reductions and Offsets.  To the extent that any federal, state or local laws, including, without limitation, the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other so-called “plant closing” laws (including but not limited to California Labor Code Section 1400 et seq.), require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced.  The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.

(c)Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination or Change in Control Termination.

(d)Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Covered Termination or Change in Control Termination, the Company reserves the right to offset any severance payments and benefits under this Agreement by the amount of such indebtedness; provided, however, that any such offset does not violate or result in the imposition of tax under Section 409A of the Code.

(e)	Section 409A.

i.Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance and other payments and benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any

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state law of similar effect (collectively “Section 409A”).  Severance payments and benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A.  Each installment of  payments and benefits under this Agreement is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.

ii.If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the separation agreement will not be deemed effective any earlier than the Release Deadline.  None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release.

iii.All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, provided that such reimbursements (i) shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

iv.The severance and other payments and benefits provided herein are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(f)Tax Withholding.  All payments made and benefits provided under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

8.Definitions.  Unless otherwise provided, for purposes of this Agreement, the following definitions shall apply:

(a)“Accrued Obligations” means (i) any portion of Executive’s annual base salary or incentive compensation earned through Executive’s termination date not theretofore paid, (ii) any unreimbursed business expenses which are eligible for reimbursement in accordance with the Company’s policies, (iii) any accrued but unused vacation pay or paid time off owed to Executive, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Accrued Obligations also includes any rights to indemnification Executive many have under the Company’s Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable, and as each may be amended from time to time.

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(b)“Cause” means (i) Executive’s willful gross misconduct; (ii) Executive’s unjustifiable neglect of his duties (as determined in the good faith judgment of the Board); (iii) Executive’s acting in any manner that has a direct, substantial and adverse effect on the Company or its reputation; (iv) Executive’s repeated material failure or repeated refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (v) any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; (vi) any material breach by Executive of the provisions of any confidential information agreement with the Company or other material improper disclosure of the Company’s confidential or proprietary information; (vii) Executive’s theft, dishonesty, or falsification of any Company records; (viii) Executive’s being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or (ix) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause.”

(c)“Change in Control” means the occurrence of any of the following: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting securities; (ii) any action or event occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted in to voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.  In addition, to the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulations Section 1.409A-3(i)(5).

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(d)“Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs on or within twelve (12) months following the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). For the sake of clarity, a termination of employment due to Executive’s death or disability will not constitute a Change in Control Termination for purposes of this Agreement.

(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason” either of which occurs other than on or within twelve (12) months following the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).  For the sake of clarity, a termination of employment due to Executive’s death or disability will not constitute a Covered Termination for purposes of this Agreement.

(h)“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability.

(i)“Resignation for Good Reason” means Executive’s resignation from all positions Executive holds with the Company at such time, which resignation occurs within ninety (90) days following any of the following events taken without Executive’s written consent, provided that Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event, to the extent curable, within thirty (30) days thereafter:

i.A material decrease in Executive’s base compensation (which includes Executive’s base salary and target bonus);

ii.A material diminution in Executive’s authority, duties or responsibilities (including any change in Executive’s position such that Executive is no longer employed in substantially the same position and with substantially the same level of authority, responsibilities or duties at the ultimate parent corporation in an affiliated group of companies);

iii.A relocation of Executive’s assigned office location to a facility which is more than fifty (50) miles from its current location and which materially increases Executive’s one-way driving distance from Executive’s principal personal residence to such office location at which Executive is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations); or

iv.The material breach by the Company of this Agreement, the Prior Agreement or any other then current agreement under which Executive performs services for the Company.

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(j)“Termination Date” means the effective date of the Change in Control Termination or Covered Termination, as applicable.

11.Confidential Information. Executive shall execute the Company’s standard Invention Assignment and Non-Disclosure Agreement (the “Confidential Information Agreement”) at the commencement of employment hereunder.

12.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o Corporate Secretary

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, CA 95035

If to Executive

At the last residence address known by the Company

14.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provisions.

15.Arbitration.   To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/).  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be

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brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17.Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Section 7 will survive the termination of this Agreement.

18.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.

21.Acknowledgment. Executive acknowledges that s/he has the opportunity to discuss this matter with and obtain advice from a private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.Conditions. This offer is conditioned upon Executive providing to Company references relating to Executive’s employment in a form acceptable to the Company, and Company’s satisfactory review of such references.

23.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original, and will constitute an effective, binding agreement on the part of each of the undersigned

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24.Entire Agreement.  This Agreement, together with the Confidential Information Agreement, in effect for Executive, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Existing Agreement and any offer letters. No waiver, alteration or modification of this Agreement will be binding unless agreed to in a writing signed by duly authorized representatives of the parties hereto.

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IN WITNESS WHEREOF, each of the parties has executed this Employment Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

NANOMETRICS INCORPORATED

	Date:	November 27, 2017
Philip Ziman
Vice President, Human Resources

EXECUTIVE

	Date:	November 27, 2017
Pierre-Yves Lesaicherre

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Exhibit A

Release and Waiver of Claims

In consideration of the payments and other benefits set forth in the Nanometrics Incorporated Pierre-Yves Lesaicherre Employment Agreement dated November 27, 2017 to which this form is attached (the “Employment Agreement”), I, Pierre-Yves Lesaicherre, hereby furnish Nanometrics Incorporated (the “Company”) with the following release and waiver of claims (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release and Waiver (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that cannot be waived as a matter of law; or (d) any claims arising from the breach of this Release and Waiver.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. In addition, I understand that nothing in this Release and Waiver limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I further understand this Release and Waiver does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Release and Waiver does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release and Waiver.

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I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Invention Assignment and Non-Disclosure Agreement (the “Confidential Information Agreement”).  Pursuant to the Confidential Information Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Confidential Information Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Pierre-Yves Lesaicherre

Date:

154097073 v1

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